UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of report (Date of earliest event reported): March 11, 2005


                            O'REILLY AUTOMOTIVE, INC.


             (Exact Name of Registrant as Specified in Its Charter)


         Missouri                                      44-0618012
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(State or Other Jurisdiction                  (IRS Employer Identification No.)
     of Incorporation)

                                233 S. Patterson
                           Springfield, Missouri 65802
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               (Address of Principal Executive Offices)(Zip Code)


                                  417-862-6708
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              (Registrant's Telephone Number, Including Area Code)


                                (Not Applicable)
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         (Former name or former address, if changed since last report.)

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

In its February 23, 2005 press release announcing fourth quarter and annual earnings for 2004, O'Reilly Automotive, Inc. (the "Company") indicated it was reviewing certain lease accounting practices in light of recent guidance from the Chief Accountant of the SEC to the AICPA regarding certain operating lease issues and their application under generally accepted accounting principles. Management, the Audit Committee and the Company's outside auditors have completed this review and have determined that the Company will incur additional non-cash rent and depreciation expense of approximately $10.4 million ($3.5 million related to 2004), $6.5 million, net of tax, in the fourth quarter of 2004, to correct its lease accounting. Prior years' financial statements will not be restated due to the immateriality of the amount to the results of operations and statement of financial position for the current year or any individual year. As the correction relates solely to accounting treatment, it does not affect the Company's historical or future cash flows.

The effect of these corrections, which will be reflected in the consolidated financial statements of the Company that will be filed with the Company's 2004 Form 10-K, is an increase in depreciation expense of $6.0 million ($2.6 million related to 2004), an increase in rent expense of $4.4 million ($0.9 million related to 2004), and a decrease in income tax expense of $3.9 million.

As a result of the correction to its accounting for operating leases, the Company has reduced its earnings per share guidance for the first quarter of 2005 and 2005 by $.01 and $.04, respectively. The Company previously announced earnings per share during its fourth quarter 2004 conference call on February 24, 2005.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 11, 2005
                                     O'REILLY AUTOMOTIVE, INC.

                                     By:/s/ James R. Batten
                                     -------------------------------------------
                                     James R. Batten
                                     Executive Vice President of Finance
                                      Chief Financial Officer and Treasurer
                                      (principal financial officer)